Exhibit 4.28
Certain information have been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. Certain schedules have been excluded from this exhibit because they are both (i) not material and (ii) not otherwise disclosed in the exhibit or our annual report on Form 20-F for the fiscal year ended December 31, 2025. The excluded information is indicated by brackets containing asterisks ("[***]"). The registrant will furnish supplementally a copy of any excluded information or schedule to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT
by and among
PRENETICS GLOBAL LIMITED,
EUROPA SPORTS PARTNERS, LLC,
HUBMATRIX PARTNERS, LLC,
IM8 GLOBAL LIMITED,
[***],

and
[***]
Dated as of January 1, 2026

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 1, 2026, is entered into among Europa Sports Partners, LLC, a Delaware limited liability company (“Europa Sports Seller”), and Hubmatrix Partners, LLC, a Delaware limited liability company (“Hubmatrix Seller”), Prenetics Global Limited, a Cayman Islands limited liability company (“Seller Parent”, and together with Europa Sports Seller and Hubmatrix Seller, the “Sellers”), IM8 Global Limited, a Cayman Islands company (“IM8”), [***], a Delaware limited liability company (“Buyer”), and [***], a Delaware corporation (“Buyer Parent”).
RECITALS
Sellers are engaged in the business of providing third-party logistics, fulfillment, warehousing, and distribution services to direct-to-consumer and e-commerce brands, including inventory management, order fulfillment, shipping, and related logistics services, together with all associated assets, operations, customer relationships, contracts, and goodwill as conducted by the Sellers as of the date hereof (the “Business”).
Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
Buyer is a wholly-owned subsidiary of Buyer Parent.
In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
PURCHASE AND SALE
Section 1.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”) free and clear of any Encumbrances, including the following:
(a)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories related to the operations of Hubmatrix;
(b)all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral, including customer agreements, vendor agreements, warehouse agreements, partner agreements, and equipment lease agreements (the “Assigned Contracts”), including as set forth on Section 1.01(b) of the Disclosure Schedules;
(c)all Intellectual Property Assets (as defined herein);
(d)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, information technology hardware, cables, telephones, and other tangible personal property, including as set forth on Section 3.09 of the Disclosure Schedules (the “Tangible Personal Property”);

(e)all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(f)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);
(g)all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;
(h)the real property leases set forth on Section 1.01(h) of the Disclosure Schedules (the “Assigned Real Property Leases”);
(i)all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, including as set forth on Section 1.01(i) of the Disclosure Schedules;
(j)originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and
(k)all goodwill and the going concern value of the Purchased Assets and the Business.
For the avoidance of doubt, the inclusion of any reference in this Section 1.01 to any schedule or list is for identification and organizational purposes only, and no Purchased Asset shall be excluded from the Purchased Assets solely by reason of not being listed or identified on any schedule.
Section 1.02Excluded Assets. Buyer expressly understands and agrees that it is not acquiring, and Sellers are not selling or assigning, any assets of the Buyer not included in the Purchased Assets, or any of the following assets, each of which as measured and existing up to and including the Closing Date (the “Excluded Assets”):
(a)All cash, securities and cash equivalents of Sellers;
(b)The shared contracts of Sellers that are related to multiple divisions of its business and are not exclusively related to the Business (the “Shared Contracts”) as set forth in Section 1.02(b) of the Disclosure Schedules;
(c)All accounts receivable held by Sellers (“Accounts Receivable”)
(d)All bank accounts of Sellers;
(e)All Benefit Plans and trusts or other assets attributable thereto; and
(f)All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Sellers related to the Europa Sports distribution business.

Section 1.03Assumed Liabilities.
(a)Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:
(i)all Liabilities in respect of the Assigned Contracts listed on Section 1.01(b) of the Disclosure Schedules but only to the extent that such Liabilities are required to be performed after the Closing Date; and
(ii)all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets (which for the avoidance of doubt shall include the Assigned Real Property Leases) on or after the Closing.
(b)Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, any Liability arising out of an Assumed Contract that is not listed on Schedule 1.01(b) will be an Excluded Liability except to the extent Buyer expressly agrees after the Closing Date that it will assume such Liability.
Section 1.04Share Consideration.
(a)Purchase Price. The aggregate consideration for the Purchased Assets shall consist of (1) the issuance of the Closing Shares, having an aggregate value of $[***], (2) subject to being earned pursuant to Section 1.04(c) and Section 1.04(d), the Contingent Shares, having an aggregate value of up to $[***] (items (1) and (2), the “Purchase Price”), payable solely in duly authorized, validly issued, fully paid and non-assessable shares of Non-Voting Common Stock, par value $[***] per share, of Buyer Parent (“Common Stock”), and (3) Buyer Parent’s assumption of the Assumed Liabilities. For the avoidance of doubt, the maximum number of shares that may be issued to Sellers as part of the Purchase Price shall be [***].
(b)Closing Consideration. At the Closing, Buyer Parent shall issue to IM8 or an Affiliate designated by the Seller Parent [***] shares of Common Stock (the “Closing Shares”); provided, however, that the Closing Shares shall be subject to forfeiture and shall not vest unless and until the [***] Contingency is satisfied. If the [***] Contingency is not satisfied, the Closing Shares shall be automatically forfeited and cancelled as of the [***] Contingency Failure Date without any consideration or payment to Sellers, and Buyer Parent shall update, and Sellers hereby authorize Buyer Parent to update, its books and records to reflect such forfeiture and cancellation as of such date. In addition, if (i) the [***] Agreement does not remain in full force and effect for a continuous period of six (6) months from the Closing Date, or if there is a material breach by [***] (including, for the avoidance of doubt, [***]’s non-payment of fees) or any termination during such six-month period; or (ii) [***] provides notice during such six-month period of its intent to terminate the [***] Agreement, in each case, other than in the case of a [***] Breach Termination, then from and after the date of such termination or breach, Seller Parent shall reimburse Buyer Parent for [***] percent ([***]%) of all rent, operating expenses, taxes, insurance, and other costs and expenses payable by Buyer Parent under the [***] Lease and the [***] Lease (collectively, the “Lease Costs”), which reimbursement obligation shall continue with respect to each lease until the termination or expiration of such lease. Seller Parent shall pay such reimbursement amounts to Buyer Parent within fifteen (15) days after receipt of an invoice from Buyer Parent, together with reasonable supporting documentation. Any failure by Seller Parent to timely pay such reimbursement amounts shall constitute a material breach of this Agreement and shall entitle Buyer Parent to all remedies available at law or in equity, including indemnification under Article VII.
(c)Shipment Consideration.

(i)Upon IM8 US’s shipment of its 600,000th Qualified Order, Buyer Parent shall issue to IM8 or an Affiliate designated by the Seller Parent a number of shares of Common Stock equal to the Adjusted Contingent Tranche Value, divided by the Buyer Parent Share Value, rounded down to the nearest whole share (the “600k Shipment Shares”). For the avoidance of doubt, if less than 600,000 Qualified Orders are shipped, no 600k Shipment Shares shall be issued.
(ii)Upon IM8 US’s shipment of its 1,000,000th Qualified Order (inclusive of the 600,000 Qualified Orders referenced in clause (i)), Buyer Parent shall issue to IM8 or an Affiliate designated by the Seller Parent a number of shares of Common Stock equal to the Adjusted Contingent Tranche Value, divided by the Buyer Parent Share Value, rounded down to the nearest whole share (the “1M Shipment Shares”, and together with the 600k Shipment Shares, the “Shipment Shares”). For the avoidance of doubt, if less than 1,000,000 Qualified Orders are shipped, no 1M Shipment Shares shall be issued.
(d)Referral Revenue Consideration.
(i)If, at any time during the Referral Measurement Period, the cumulative Referral Revenue equals or exceeds $[***], then Buyer Parent shall issue to IM8 or an Affiliate as designated by the Seller Parent a number of shares of Common Stock equal to the Adjusted Contingent Tranche Value, divided by the Buyer Parent Share Value, rounded down to the nearest whole share (the “$[***]M Referral Shares”). For the avoidance of doubt, if cumulative Referral Revenue is less than $[***], then no $[***]M Referral Shares shall be issued.
(ii)If, at any time during the Referral Measurement Period, the cumulative Referral Revenue equals or exceeds $[***], then Buyer Parent shall issue to IM8 or an Affiliate as designated by the Seller Parent a number of shares of Common Stock equal to the Adjusted Contingent Tranche Value, divided by the Buyer Parent Share Value, rounded down to the nearest whole share (the “$[***]M Referral Shares”, and together with the $[***]M Referral Shares, the “Referral Shares”). For the avoidance of doubt, if cumulative Referral Revenue is less than $[***], then no $[***]M Referral Shares shall be issued.
(e)Reporting. Following the Closing, (x) through the end of calendar year 2026, Buyer Parent shall deliver to Seller Parent, within thirty (30) days after the end of each fiscal quarter, a written report setting forth in reasonable detail the cumulative number of orders shipped by IM8 pursuant to the IM8 Agreement as tracked by Buyer Parent’s Order Management System during such fiscal quarter and since January 1, 2026, together with a calculation showing Buyer Parent’s good faith determination of whether any issuance of Shipment Shares has been triggered pursuant to Section 1.04(c), and (y) until the expiration of the Referral Measurement Period, Buyer Parent shall deliver to Seller Parent Quarterly Reports in accordance with the Referral Agreement. Following the Closing, through the date that is twelve (12) months after the Closing Date, Buyer Parent shall deliver to Seller Parent, within thirty (30) days after the end of each three-month period, a written report setting forth in reasonable detail (i) the cumulative fees paid by [***] under the [***] Agreement during the period from the Closing Date through the end of such three-month period, (ii) the status of the [***] Agreement (including whether it remains in full force and effect and whether any breach, default, or termination notice has been given or received), and (iii) if applicable and if it has been determined by Buyer Parent, the [***] Contingency Failure Date. Within thirty (30) days following the twelve (12) month anniversary of the Closing Date, Buyer Parent shall deliver to Seller Parent a final written report certifying whether or not the [***] Contingency has been satisfied, and if applicable, the [***] Contingency Failure Date which determination shall be final and binding on the parties absent manifest error.
(f)Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

(i)“Adjusted Contingent Tranche Value” means, with respect to any issuance of Contingent Shares, the Contingent Tranche Value as reduced, if applicable, pursuant to Section 7.05.
(ii)“Buyer Parent Share Value” means (i) with respect to the Closing Shares, $[***], and (ii) with respect to any other Consideration Shares, the price per share paid by investors for the most recently issued capital stock of Buyer Parent for cash in a bona fide arm’s-length transaction consummated prior to the applicable determination date, but in no event shall the Buyer Parent Share Value be less than $[***].
(iii)“Consideration Shares” means the Closing Shares and the Contingent Shares.
(iv)“Contingent Shares” means the Shipment Shares and the Referral Shares.
(v)“Contingent Tranche Value” means, with respect to a Tranche, the notional value of $[***].
(vi)“Qualified Order” means an order made by a customer during the period beginning January 1, 2026, and ending December 31, 2026, pursuant to the IM8 Agreement.
(vii)“Quarterly Report” shall have the meaning given to such term in the Referral Agreement.
(viii)“Referral Measurement Period” means the period beginning on the Closing Date and ending on the date that is eighteen (18) months thereafter.
(ix)“Referral Revenue” shall have the meaning given to such term in the Referral Agreement.
(x)“Tranche” means each issuance of Contingent Shares pursuant to Section 1.04(c) or Section 1.04(d).
(g)Consideration Shares Issued to Affiliate. To the extent Seller’s Parent designates an Affiliate to receive all or any portion of the Consideration Shares issuable hereunder, such Affiliate shall, as a condition to the issuance of such Consideration Shares, be required to execute and deliver to Buyer’s Parent a written instrument making the representations and warranties set forth in Section 3.18, all of which must be true and correct as of the date of issuance of such Consideration Shares.
Section 1.05Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with an allocation schedule prepared by Buyer following the Closing in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Sellers. In the event of any such objection, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Sellers, such dispute shall be resolved by KPMG or another impartial regionally recognized firm of independent certified public accountants mutually appointed by Sellers and Buyer. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.06Withholding Tax. Buyer Parent shall be entitled to deduct and withhold from the Consideration Shares such amounts as Buyer Parent may be required to deduct and withhold under any provision of Tax Law, and may satisfy such obligation by reducing the number of shares of Common Stock otherwise deliverable to Sellers by a number of shares having an aggregate Buyer Parent Share Value (determined as of the date of issuance of the applicable shares) equal to the amount required to be deducted and withheld. Buyer Parent shall provide Sellers with written notice of its intent to withhold at least ten (10) days prior to the Closing (or, if later, prior to the issuance of such shares) together with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.
Section 1.07Third-Party Consents.
(a)To the extent that Sellers’ rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person (a “Required Consent”) and such Required Consent has not been obtained on or prior to the Closing, this Agreement shall not constitute an agreement to assign such Purchased Asset if an attempted assignment would (i) constitute a breach thereof, (ii) be unlawful, or (iii) otherwise be ineffective. Buyer and Sellers shall use commercially reasonable efforts to obtain any such Required Consents as promptly as practicable; provided, however, that neither Buyer nor Sellers shall be required to pay any material consideration in connection therewith.
(b)If any Required Consent is not obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not, in effect, acquire the benefit of such Purchased Asset, then Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements as may be necessary to provide Buyer, to the extent permitted under applicable Law, with the economic and, to the extent reasonably practicable, operational equivalent of the transfer of such Purchased Asset. Such arrangements shall include the prompt remittance by Sellers to Buyer of any income, proceeds, or other monies received by Sellers in connection with such Purchased Asset, together with the transfer to Buyer of any related Assumed Liabilities, in each case as of the Closing.
Article II
CLOSING
Section 2.01Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10 a.m. Eastern Time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 2.02Closing Deliverables.
(a)At the Closing, Sellers, as applicable, shall deliver or cause to be delivered to Buyer Parent and Buyer the following:
(i)an executed copy of a bill of sale, assignment and assumption agreement, substantially in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”), transferring the Tangible Personal Property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities ;
(ii)one or more executed assignments, substantially in the form attached hereto as Exhibit C (each, an "Intellectual Property Assignment"), transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;

(iii)executed Landlord Consents, substantially in the forms attached hereto as Exhibits D-1 and D-2,
(iv)the consents of the Persons listed on Schedule 2.02(a)(vii);
(v)an employee leasing agreement in respect of post-Closing services to be provided by the Sellers or their Affiliates to the Buyer, substantially in the form attached hereto as Exhibit E, duly executed by Sellers (the “Employee Leasing Agreement”);
(vi)an executed Referral Agreement, substantially in the form attached hereto as Exhibit F (the “Referral Agreement”)
(vii)a certificate of the Secretary (or equivalent officer) of Europa Sports Seller certifying as to (A) the resolutions of the sole member of Europa Sports Seller, which authorize the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Europa Sports Seller authorized to sign this Agreement and the other Transaction Documents;
(viii)a certificate of the Secretary (or equivalent officer) of Hubmatrix Seller certifying as to (A) the resolutions of the sole member of Hubmatrix Seller, which authorize the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Hubmatrix Seller authorized to sign this Agreement and the other Transaction Documents;
(ix)a certificate of the Secretary (or equivalent officer) of Seller Parent certifying as to (A) the extracts of resolutions of the board of directors of Seller Parent, which authorize the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Seller Parent authorized to sign this Agreement and the other Transaction Documents;
(x)an executed Joinder to Buyer Parent’s Right of First Refusal and Co-Sale Agreement, in the form attached hereto as Exhibit G;
(xi)an executed Adoption Agreement to Buyer Parent’s Voting Agreement, in the form attached hereto as Exhibit H; and
(xii)such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.
(b)At the Closing, Buyer or Buyer Parent, as applicable, shall deliver to Sellers the following:
(i)the Closing Shares;
(ii)an executed copy of the Bill of Sale, Assignment and Assumption Agreement;
(iii)an executed copy of each Intellectual Property Assignment;
(iv)an executed copy of the Employee Leasing Agreement;
(v)an executed copy of the Referral Agreement;

(vi)a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the sole Member of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents; and
(vii)a certificate of the Secretary (or equivalent officer) of Buyer Parent certifying as to (A) the resolutions of the board of directors of Buyer Parent, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Buyer Parent authorized to sign this Agreement and the other Transaction Documents.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Sellers jointly and severally represent and warrant to Buyer and Buyer Parent that, except as set forth on the disclosure schedules delivered by the Sellers to the Buyer and Buyer Parent concurrently herewith (the “Disclosure Schedules”), the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 3.01Organization and Authority of Sellers. Europa Sports Seller and Hubmatrix Seller are both limited liability companies duly organized, validly existing, and in good standing under the Laws of Delaware. Seller Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of the Cayman Islands. Sellers have full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Sellers are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Sellers. This Agreement and the Transaction Documents have been duly executed and delivered by Sellers, and assuming due authorization, execution and delivery by Buyer, each constitute a legal, valid, and binding obligation of Sellers enforceable against Sellers in accordance with their respective terms, subject to the Enforceability Exceptions.
Section 3.02No Conflicts or Consents. Except as set out in Schedule 3.02 of the Disclosure Schedule, the execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which Sellers are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Sellers or any of their subsidiaries; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Sellers or any of their subsidiaries, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Sellers or any of their subsidiaries is a party or by which Sellers or any of their subsidiaries or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.
Section 3.03Financial Statements; Books and Records; Accounts Receivable.

(a)Sellers have delivered to Buyer copies of: (i) the audited balance sheet and related statement of income and cash flows for the Business for the fiscal year ended December 31, 2023, and the unaudited balance sheet and related statement of income and cash flows for the Business for the fiscal year ended December 31, 2024 (collectively, the “Annual Financial Statements”); (ii) the unaudited balance sheet and related statements of income and cash flows for the Business as of September 30, 2025 for the 9- month period then ended (the “Interim Financial Statements”, collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, (ii) fairly present the financial position, results of operations and cash flows of the Business as at the dates and for the periods indicated therein, and (iii) are consistent with the books and records of the Business maintained in the ordinary course of business.
(b)The books of account and other business records of the Business, all of which have been previously delivered to Buyer and its representatives, are accurate and complete in all material respects.
(c)All receivables reflected in the balance sheet in the Interim Financial Statements (the “Balance Sheet”), or which have arisen from the conduct of the Business since the date of the Balance Sheet (the “Balance Sheet Date”), are valid and have arisen only from bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practices, and are not subject to any known defense, offset or any counterclaim. Such receivables, net of reserves, are fairly presented in accordance with GAAP, consistently applied, in the Financial Statements, are Purchased Assets and will be fully collected within two (2) years of the original invoice date without resorting to litigation and without offset or counterclaim. Sellers have not accepted any prepayment or other payment for products to be delivered or services to be performed by the Business on or after the Closing Date. Sellers do not have any issued and outstanding invoices for payments due in consideration for services not yet rendered or goods not yet delivered by the Business as of the Closing Date.
Section 3.04Undisclosed Liabilities. Sellers, together with their subsidiaries, have no material Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.
Section 3.05Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date: (i) Sellers have conducted the Business only in the ordinary course of business consistent with past practices; and (ii) there has not been any event, change, occurrence or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Business. Except as contemplated by this Agreement or as set forth on Section 3.05 of the Disclosure Schedules, since the Balance Sheet Date, with respect to the Business, Sellers have not:
(a)incurred any Debt relating to the Business, other than trade accounts payable in the ordinary course of business consistent with past practices;
(b)changed any accounting principles, methods or practices, or the manner in which the books and records relating to the Business are kept, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or materially altered its payment or collection practices;
(c)(i) granted any severance, continuation or termination pay to any employee of the Business; (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business; (iii) increased, amended, or changed compensation, bonus or other benefits payable or potentially payable to current or former employees of the Business, other than that as may be required by Law; (iv) adopted any new or changed the terms of any existing bonus, pension, insurance, health or other benefit plan applicable to the employees of the Business; or (v) represented to any current or former employee of the Business that Sellers, Buyer or any other Person would continue to maintain or implement any benefit or would continue to employ such employee after the Closing Date;
(d)suffered any damage, destruction or loss (whether or not covered by insurance) to any material properties or assets of the Business or disposed of any such assets of the Business other than inventory in the ordinary course of business consistent with past practices;
(e)except in the ordinary course of business consistent with past practices and levels, granted customers of the Business any rebates, price concessions, discounts or allowances, materially altered its pricing or payment terms or agreed to any material reduction in discounts received from suppliers or any material increase in the price of raw materials;
(f)purchased, leased or otherwise acquired (whether by merger, consolidation or other business combination, purchase of securities, purchase of assets or otherwise) any material portion of the Business or assets of any other Person for use in the Business;
(g)made, changed or revoked any material Tax election, elected or changed any material method of accounting for Tax purposes, settled any Legal Proceeding in respect of Taxes or entered into any Contract in respect of Taxes with any Governmental Authority, in each case, to the extent relating to the Business;
(h)terminated or closed any facility, business or operation that is part of the Business;
(i)written up or down any material properties or assets of the Business or materially revalued any of its inventory or altered its inventory management or valuation policies or practices relating to the Business;
(j)cancelled, waived or compromised any Debt, right or claim of the Business having a value of more than $[***] (individually) or an aggregate value in excess of $[***];
(k)sold, assigned, transferred or granted any Intellectual Property used in the Business, entered into any settlement regarding the breach or infringement of any Intellectual Property used in the Business, or taken any action (or, to Sellers’ Knowledge, failed to take any action) that has resulted in, or would reasonably be likely to result in, the loss, lapse, abandonment, invalidity or enforceability of any of its Intellectual Property used in the Business;
(l)made any capital expenditures or capital additions or betterments for the Business in excess of an aggregate of $[***];
(m)made any purchase commitment outside the ordinary course of business consistent with past practice, or made any advances to any Person, other than to employees of the Business in the ordinary course of business consistent with past practice; or
(n)committed or agreed to do any of the foregoing with respect to the Business.
Section 3.06Assigned Contracts.
(a)Section 1.01(b) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of each of the Assigned Contracts. (i) Each Assigned Contract is in full force and effect and is a valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Sellers are not in breach of or default under any Assigned Contract to which it is a party, and, to the Knowledge of the Sellers, no other party to any such Contract is in breach thereof or default thereunder, (iii) the Sellers have not received from any counterparty any written notice or written claim of default by the Sellers under any Assigned Contract, (iv) to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Assigned Contract by the Sellers, and (v) the Sellers have not nor, to the Knowledge of the Sellers, has any other party provided or received any notice of any intention to terminate or not renew any Assigned Contract. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Buyer. There are no disputes pending or, to the Knowledge of the Sellers, threatened under any Assigned Contract.
(b)Section 3.06(b) of the Disclosure Schedules sets forth with respect to the Business: (i) a list of top ten (10) customers for the nine months ended September 30, 2025 (collectively, the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Sellers have not received any notice, and have no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 3.07Title to Purchased Assets. Sellers have good and valid title to all the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
Section 3.08Sufficiency of Assets. The Purchased Assets are sufficient, as of Closing, for the continued conduct of the Business in the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted.
Section 3.09Tangible Personal Property. Each item of Tangible Personal Property included in the Purchased Assets is structurally sound, is in good working order and repair, and is adequate for the uses to which it is being put in the operation of the Business, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 3.10Real Property.
(a)Sellers do not own or hold, and have never owned or held (i) any real property (including ground leases) used in the Business; (ii) a freehold or other ownership interest (either directly or indirectly) in any real property used in the Business; or (iii) any option or right of first refusal or first offer to acquire any real property. Section 3.10(a) of the Disclosure Schedules sets forth a complete list of all leases of real property used in the Business by Sellers (each, a “Real Property Lease,” and the real property subject to the Real Property Leases being referred to herein as the “Leased Real Property”). The Leased Real Property comprises all of the real property used in the operation of the Business.
(b)With respect to the Leased Real Property, except as set forth on Section 3.10(b) of the Disclosure Schedules: (i) Sellers are the owner and holder of all of the leasehold estates in the Leased Real Property purported to be granted by the Real Property Leases; (ii) the Real Property Leases are in full force and effect; (iii) neither the Sellers, nor any of their Affiliates, nor, to the Knowledge of the Sellers, the landlord under such lease, is in default thereunder; (iv) to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default by the Sellers or any of its Affiliates under such lease; (v) Sellers’ possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to such Real Property Lease; (vi) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full; (vii) Sellers do not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; and (viii) there are no Liens on the estate or interest created by such Real Property Lease.
(c)There are no parties (other than Sellers) in possession of any portion of the Leased Real Property.

(d)No portion of the Leased Real Property is subject to any pending condemnation or eminent domain Legal Proceeding or other Legal Proceeding by any Governmental Authority and, to the Knowledge of Sellers, there is no threatened condemnation or eminent domain Legal Proceeding or other Legal Proceeding with respect thereto.
(e)The physical condition of the Leased Real Property is free from any material defect and sufficient to permit the continued conduct of the Business, subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction, and no repairs, replacements or regularly scheduled maintenance relating to any of the Leased Real Property has been deferred.
(f)Access to the Leased Real Property is from public streets and roads adjoining the Leased Real Property, is not limited or restricted and is adequate to service the Leased Real Property as currently used.
(g)All water, storm and sanitary sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Leased Real Property are fully operable and are adequate to service the Leased Real Property as currently used in the Business.
(h)The classification of each parcel of Leased Real Property under applicable zoning Laws permits the use and occupancy of such parcel and the operation of the Business. Sellers’ use or occupancy of the Leased Real Property or any portion thereof or the operation of the Business is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority.
(i)The current use and occupancy of the Leased Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property. Sellers have not received any notice of violation of the foregoing.
(j)Except as disclosed in Section 3.10(j) of the Disclosure Schedules, on the Closing Date, Sellers will not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Leased Real Property which any such person could claim a Lien against the Leased Real Property.
(k)There are no management, maintenance, service or other contracts with respect to the Leased Real Property which cannot be terminated on not more than 30 days’ notice without penalty or fee.
(l)Sellers have not received any notice that the current use and occupancy of the Leased Real Property and the operation of the Business violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.
Section 3.11Intellectual Property.
(a)Section 3.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.
(b)Section 3.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements that are material to the Business, excluding shrink-wrap, click-wrap or similar agreements for commercially available off-the-shelf software.

Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Sellers in accordance with its terms and is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither Sellers nor, to Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.
(c)Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owners of all right, title and interest in and to the Intellectual Property Assets, and have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, free and clear of Encumbrances other than Permitted Encumbrances. Sellers have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Sellers whereby such employee or independent contractor (i) acknowledges Sellers’ exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Sellers; (ii) grants to Sellers a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts. To Sellers’ Knowledge, all assignments and other instruments necessary to establish, record, and perfect Sellers’ ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.
(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer's right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on the same or substantially similar terms as they were owned or available for use by Sellers immediately prior to the Closing.
(e)The Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Sellers and their subsidiaries have taken all commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars in the ordinary course of business. Sellers have provided Buyer with true and complete copies of all material file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.
(f)The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Sellers or any of their subsidiaries in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Sellers or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Neither Sellers nor any of their subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.
(h)In the past twelve (12) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Sellers and each of their subsidiaries have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(i)Sellers and each of their subsidiaries have complied with all Laws in all material respects and complied in all respects with all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past twelve (12) months, neither Sellers nor any of their subsidiaries have (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
Section 3.12Employee Benefit Matters. Section 3.12 of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of their ERISA Affiliates have or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.122 of the Disclosure Schedules, each, a “Benefit Plan”).
Section 3.13Employment Matters.
(a)Section 3.13(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. Except as set forth on Section 3.13(a) of the Disclosure Schedules, as of the date hereof all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions, bonuses or fees.
(b)Sellers are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To Sellers’ Knowledge, all individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Sellers’ Knowledge, all employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Sellers are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed in writing, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(c)Sellers have no Contracts with any Governmental Authority. Sellers have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 3.14Legal Proceedings; Governmental Orders.
(a)Except as disclosed in Section 3.14 of the Disclosure Schedules. during the past three (3) years, there have been no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened in writing against or by Sellers or any of their subsidiaries: (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 3.15Compliance with Laws; Permits.
(a)During the past three (3) years, Sellers have been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) (i) The Sellers have all material Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits and (iv) the Sellers are not in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit.
Section 3.16Environmental Matters.
(a)The Sellers are in compliance with all applicable Environmental Laws in all material respects to the extent relating to the Business and the premises leased under the Assigned Real Property Lease.
(b)The Sellers have obtained and is in compliance with all material Environmental Permits to conduct the Business as currently conducted;
(c)Since the Balance Sheet Date, the Sellers have not received a written order, complaint or penalty in connection with the Business that alleges a material violation of any Environmental Law, the substance of which has not been resolved;
(d)As of the date hereof, there is no judicial proceeding pending or, to the Knowledge of the Sellers, threatened by a third party against the Sellers in connection with the Business alleging a material liability under any Environmental Law; and
(e)As of the date hereof, the Sellers are not investigating or remediating releases of Hazardous Substances at any of the real property subject to the Assigned Real Property Lease pursuant to any Environmental Law.
Section 3.17Taxes.
(a)All material Tax Returns required to have been filed with respect to the Purchased Assets have been timely filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are correct and complete in all material respects;
(b)All Taxes shown to be payable on such Tax Returns have been paid;
(c)There are no Encumbrances (other than Permitted Encumbrances) for Taxes with respect to the Purchased Assets;
(d)Sellers have not waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Authority to agree, to any extension of time with respect to any Tax due with respect to the Purchased Assets or the Business for any Tax period that remains open;
(e)Sellers have (with respect to the Business and the Purchased Assets) complied with all information reporting and back up withholding requirements, and have maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, member, stockholder, independent contractor, or other third party; and
(f)There is no claim with respect to the Purchased Assets for any material Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of the Sellers, threatened with respect to any material Taxes or material Tax Returns with respect to the Purchased Assets. No material Tax Proceedings or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of the Sellers, threatened with respect to the Purchased Assets.
Section 3.18Investment in Shares.

(a)Each Receiving Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.
(b)The Consideration Shares will be acquired for investment for the Receiving Sellers’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Receiving Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sellers further represent that Receiving Sellers do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any portion of the Consideration Shares. Receiving Sellers have not been formed for the specific purpose of acquiring the Consideration Shares.
(c)Sellers and Receiving Sellers have had an opportunity to discuss Buyer Parent’s business, management, financial affairs and the terms and conditions of the offering of the Consideration Shares with Buyer Parent’s management and have had an opportunity to review Buyer Parent’s facilities.
(d)Receiving Sellers understand that the Consideration Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sellers’ representations as expressed herein. Receiving Sellers understand that the Consideration Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Receiving Sellers must hold the Consideration Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Receiving Sellers acknowledge that Buyer Parent has no obligation to register or qualify the Consideration Shares. Receiving Sellers further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Buyer Parent which are outside of Receiving Sellers’ control, and which Buyer Parent is under no obligation and may not be able to satisfy. Receiving Sellers understand that this offering is not intended to be part of the public offering, and that Receiving Sellers will not be able to rely on the protection of Section 11 of the Securities Act.
(e)Receiving Sellers understand that no public market now exists for the Consideration Shares, and that Buyer Parent has made no assurances that a public market will ever exist for the Consideration Shares.
(f)Receiving Sellers understand that the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, may be notated with one or all of the following legends:
(i)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(ii)“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SIXTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE

CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
(iii)“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SIXTH AMENDED AND RESTATED VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SIXTH AMENDED AND RESTATED VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”
(iv)Any legend required by the securities laws of any state to the extent such laws are applicable to the Consideration Shares represented by the certificate, instrument, or book entry so legended.
Section 3.19Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
Section 3.20Privacy and Security.
(a)For the last three (3) years, the Sellers have been in material compliance with all Laws applicable to the operation of the Business related to the collection, use, storage, disclosure, and protection, transfer, sharing, or other processing, of Personal Data (collectively, “Information Security and Data Privacy Laws”).
(b)There are no pending, and to Sellers’ Knowledge, threatened Actions against the Sellers alleging either (i) a violation of any Person’s privacy, personal or confidential rights under the Sellers’ information security or data privacy practices or any Information Security and Data Privacy Laws, or (ii) breach of any information security, including, but not limited to, a network intrusion involving Personal Data or data breach of the Systems (as defined below). The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business and are free from any vulnerabilities or defects that would reasonably be expected to result in an actual or potential partial or complete loss of control of any assets of the Sellers.
(c)The Sellers have established and maintained administrative, technical and physical safeguards required by the Information Security and Data Privacy Laws which are designed to safeguard the security, confidentiality and integrity of the computer, information technology and data processing systems and services used by the Sellers in the operation of the Business to process Personal Data (“Systems”). The Systems are sufficient for the current needs of the Sellers in the operation of the Business, including as to capacity, scalability and ability to process current historical peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business, and are free from any vulnerabilities or defects that would reasonably be expected to result in an actual or potential partial or complete loss of control of any assets of the Sellers.
(d)For the past three (3) years, (i) there has been no material unauthorized access to the Systems or any networks, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems of the Sellers in the operation of the Business (“IT Assets”), (ii) there has been no unauthorized access to or processing of any Personal Data processed by or on behalf of the Sellers in the operation of the Business, and (iii) the IT Assets and the information and data processed or stored by the Sellers in connection with the operation of its Business have not been corrupted or compromised.

Section 3.21Affiliate Transactions. Except as set forth on Section 3.21 of the Disclosure Schedules, neither Sellers nor any of their Affiliates have any Contract, arrangement or understanding with the Business or with respect to the Purchased Assets, the Assumed Liabilities or the Business, other than (a) Contracts entered into in the ordinary course of business on arm’s-length terms, and (b) Contracts that will be terminated at or prior to the Closing without further liability to Buyer or the Business; and (iii) no Affiliate of Sellers has any right, title or interest in any property or asset used in or necessary for the conduct of the Business.
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02No Conflicts; Consents.
The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.
Section 4.03Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 4.04Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Article V
REPRESENTATIONS AND WARRANTIES OF BUYER PARENT
Buyer Parent represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01Organization and Authority of Buyer Parent. Buyer Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer Parent is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer Parent of this Agreement and any other Transaction Document to which Buyer Parent is a party, the performance by Buyer Parent of its obligations hereunder and thereunder, and the consummation by Buyer Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer Parent. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer Parent enforceable against Buyer Parent in accordance with their respective terms.
Section 5.02No Conflicts; Consents. The execution, delivery, and performance by Buyer Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer Parent; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer Parent; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.
Section 5.03Valid Issuance of Consideration Shares. The Consideration Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, Buyer Parent’s bylaws, Buyer Parent’s Right of First Refusal and Co-Sale Agreement, Buyer Parent’s Voting Agreement, applicable state and federal securities laws, and liens or encumbrances created by or imposed by Sellers.
Section 5.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer Parent.
Section 5.05Legal Proceedings. There are no Actions pending or, to Buyer Parent’s knowledge, threatened against or by Buyer Parent that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
Article VI
COVENANTS
Section 6.01Confidentiality. From and after the Closing, each party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause it’s or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the other party and/or their respective business, except to the extent that it can show that such information: (a) is generally available to and known by the public through no fault of disclosing party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by the disclosing party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, the disclosing party shall promptly notify the other party in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that the disclosing party shall use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.02Books and Records.
(a)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Sellers shall:
(i)retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and
(ii)upon reasonable notice, afford Buyer Parent’s Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(b)Sellers shall not be obligated to provide Buyer with access to any books or records (including personnel files) pursuant to this Section 6.02 where such access would violate any Law.
(c)Notwithstanding the transfer and sale to the Buyer under Section 1.01 of this Agreement, Buyer agrees to grant to Sellers’ auditors reasonable access, during normal business hours and upon reasonable prior written notice, to any books and records of the Business included in the Purchased Assets covering the period up to and as of the date of this Agreement as the auditors may reasonably require in connection with their FY 2025 audit of the Sellers.
Section 6.03Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.04Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 6.05Wrong Pocket. To the extent that, following the Closing, Sellers or any of their Affiliates receives any payment or other amount that properly belongs to Buyer (including, without limitation, any accounts receivable or other amounts in respect of services performed by or on behalf of Buyer after the Closing), Sellers shall, within ten (10) Business Days after receipt thereof, remit (or cause to be remitted) such payment or amount to Buyer. Conversely, to the extent that Buyer or any of its Affiliates receives any payment or other amount that properly belongs to Sellers (including, without limitation, any accounts receivable or other amounts in respect of services performed by or on behalf of Sellers prior to the Closing), Buyer shall, within ten (10) Business Days after receipt thereof, remit (or cause to be remitted) such payment or amount to Sellers. Each of Buyer and Sellers agrees to endorse and deliver to the other party any checks or other instruments of payment that it may receive representing any such payments promptly after its receipt thereof.
Section 6.06Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer and Buyer Parent shall cooperate with respect thereto as necessary).
Section 6.07Shared Contracts. For a period of six months following the Closing, upon the Sellers’ or the Buyer’s reasonable request, with respect to any Shared Contract, the Sellers and the Buyer shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to cause the counterparty to such Shared Contract to enter into a new contract with the Buyer or Buyer Parent, as applicable, on terms substantially similar in all material respects to those contained in such Shared Contract, in order for the Business to receive the applicable claims, rights and benefits and bear the applicable burdens and obligations under such Shared Contract (each such new contract, a “New Contract”), it being understood that a New Contract will not necessarily contain the same terms as the Shared Contract to which it relates. Until such time as such a New Contract is executed, the Buyer and the Sellers shall use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both parties under which the Business would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Shared Contract such that the Business would be placed in a substantially similar position as if such a New Contract had been executed or such claims, rights, benefits, burdens and obligations had been so assigned.
Section 6.08Exclusivity; ROFR. For a period of three (3) years following the Closing Date, the Sellers grant to Buyer Parent: (i) exclusive Distribution Rights with respect to all IM8 products (including any related products of IM8 sold through an Affiliate of IM8, including IM8 US) in [***] (collectively, the “Exclusive Distribution Geographies”); and (ii) the First Right of Refusal with respect to any Distribution Rights relating to IM8’s products (including any related products sold through any

Affiliate of IM8, including IM8 US) for any geography outside of the Exclusive Distribution Geographies, subject to Buyer’s Parent’s satisfaction of the Expansion Criteria. For a period of three (3) years following the Closing Date, the Sellers grant to Buyer Parent Exclusive Parcel Shipping Rights for all IM8 products (including any related products of IM8 sold through an Affiliate of IM8, including IM8 US), subject to Buyer’s Parent’s satisfaction of the Expansion Criteria for any location that is not currently contemplated in the IM8 Agreement. For a period of three (3) years following the Closing Date, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly: (i) grant, license, or otherwise authorize any third party to perform any Distribution Rights or Parcel Shipping Rights in violation of this Section 6.08; (ii) perform or engage in any Distribution Rights in the Exclusive Distribution Geographies or Parcel Shipping Rights in violation of this Section 6.08; or (iii) solicit, encourage, or assist any third party in performing such rights. Any breach of this Section 6.08 shall constitute a material breach of this Agreement. For the avoidance of doubt, the exclusivity granted in this Section 6.08 shall not restrict the Sellers or their Affiliates from directly performing logistics, fulfillment, warehousing, and distribution services themselves in Hong Kong, as well as arranging for transportation and delivery of Parcels for themselves from Hong Kong to territories within Asia Pacific.
Section 6.09Covenant to Amend IM8 Agreement. If Buyer Parent satisfies the Expansion Criteria with respect to any proposed additional location(s) in accordance with Section 6.08, then the Buyer Parent and IM8 (and the Sellers, as applicable) shall negotiate in good faith and shall execute and deliver (and shall cause their applicable Affiliates to execute and deliver) an amendment to the IM8 Agreement reflecting such expansion to such location(s) on terms consistent with this Agreement.
Section 6.10Branding; Introductions. Following the Closing and so long as the IM8 Agreement (or any successor agreement) is in effect: (i) the parties will work in good faith on co-branding and joint marketing announcements on a quarterly basis with respect to the Exclusive Distribution Geographies; (ii) the parties will utilize Buyer Parent’s Order Management System (known as [***]) for all connectivity, order routing, and account maintenance relating to the operation of the IM8’s business for all expansion opportunities that are not currently contemplated in the IM8 Agreement, and IM8 will pay a $[***] per order fee, and (iii) the Sellers will introduce Buyer Parent to known co-manufacturers that may be interested in Buyer Parent’s services.
Section 6.11Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including reasonable cooperation and assistance (without charge) in the transfer of the Purchased Assets to Buyer (including access, know-how, information, software, processes, and other assets to the extent reasonably requested by Buyer).
Article VII
INDEMNIFICATION
Section 7.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. Notwithstanding the foregoing, the representations and warranties in Section 3.01, Section 3.02, Section 3.07, Section 3.08, Section 3.10, Section 3.17, and Section 3.17 (collectively, the “Fundamental Representations”), shall survive for a period equal to the applicable statute of limitations plus six (6) months. All covenants of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration.
Section 7.02Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Sellers shall jointly and severally indemnify and defend each of Buyer, Buyer Parent and their respective Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses, incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:
(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date.
Section 7.03Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, or with respect to:
(a)Any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto; or
(c)any Assumed Liability.
Section 7.04Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)Except in the cases of fraud, intentional misrepresentation, or any breach of Fundamental Representations, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) shall not exceed $[***] (the “General Cap”).
(b)Except in the cases of fraud or intentional misrepresentation, or claims arising under Sections 7.02(c) and (d), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03 shall not exceed an amount equal to the Purchase Price (the “Purchase Price Cap”).
(c)Basket. No claim for indemnification shall be made unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees exceeds $[***] (the “Basket”), in which case the Buyer Indemnitees shall be entitled to indemnification for all such Losses from the first dollar.
Section 7.05Indemnification Payments; Offset; Transfer Restrictions.
(a)Except as set forth herein, any amounts payable by Sellers to any Buyer Indemnitee under this Article VII shall be satisfied against the Consideration Shares first; provided, that such amounts may, in lieu thereof, be satisfied in cash if and only to the extent the

Seller’s Parent and Buyer’s Parent mutually agree in writing. Any indemnification payment satisfied by Consideration Shares shall be made, at Buyer’s election, either by (i) the return and cancellation of Consideration Shares previously issued to Sellers, with the number of such Consideration Shares determined by dividing the amount of such Losses by the Buyer Parent Share Value of a share of Common Stock as of the date of issuance of the applicable Consideration Shares, or (ii) offset against the Contingent Tranche Value associated with a specific Tranche that would otherwise become issuable to Sellers pursuant to Section 1.04 after the date of determination of such Losses, with the particular Contingent Tranche Value (and corresponding issuance of Contingent Shares) to be reduced designated by Buyer in its sole discretion. For purposes of clause (i), the return and cancellation of Consideration Shares shall be applied on a first-in, first-out basis, such that the earliest issued Consideration Shares shall be deemed to be returned and cancelled first, followed in chronological order by subsequently issued Consideration Shares. In the event Buyer elects satisfaction pursuant to clause (i), Sellers shall promptly (and in any event within ten (10) Business Days following notice from Buyer) deliver to Buyer Parent duly executed stock powers and such other instruments of transfer as Buyer Parent may reasonably request in order to effectuate the transfer and cancellation of such shares, free and clear of all Encumbrances (other than restrictions under applicable securities Laws); provided, that if Sellers fail to execute and deliver such stock powers and other instruments in a timely manner, Sellers hereby irrevocably appoint Buyer Parent and any officer of Buyer Parent, acting severally, as Sellers’ attorney-in-fact, coupled with an interest and irrevocable, to execute and deliver any such stock powers or instruments and to update Buyer Parent’s books and records to reflect such transfer and cancellation without further action by Sellers. To the extent Sellers have transferred or disposed of any such Consideration Shares and are unable to deliver them for cancellation, Sellers shall instead satisfy the Loss in cash in an amount equal to such Loss.
(b)Any Losses arising out of or related to any Excluded Liability, Excluded Asset, or fraud may be satisfied in accordance with Section 7.05(a).
(c)Until the longest survival period set forth in Section 7.01 has expired, Sellers shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of (including by operation of law) any Consideration Shares, except (i) with the prior written consent of Buyer Parent, or (ii) to the extent necessary to satisfy any obligations under this Article VII. Any attempted transfer in violation of this section shall be null and void.
Section 7.06Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action, suit or proceeding by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Third-Party Claim, the Indemnified Party may, but shall not be obligated to, defend against such Third-Party Claim at the Indemnifying Party’s expense and in such manner as it may deem appropriate, including settling such Third-Party Claim, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Sellers and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Third-Party

Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.07Exclusive Remedies. Except as set forth in Section 8.10 and Section 8.11 hereto, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of fraud against a party hereto committing fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief under Section 8.10 or Section 8.11 to which any Person shall be entitled or to pursue a claim of fraud against a party hereto committing fraud.
Article VIII
MISCELLANEOUS
Section 8.01Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 8.02Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Prenetics Global Limited Unit 703-706, K11 Atelier 728 King's Road Quarry Bay, Hong Kong. Attention: [***] Email: [***]

If to Buyer or Buyer Parent:	[***] [***] [***] Attention: [***] Email: [***]
with a copy to:	[***] [***] [***] Attention: [***] Email: [***]
Section 8.03Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Except as set forth in

Exhibit A, References to the “knowledge” of a natural person shall mean the actual knowledge of such person and references to the “knowledge” of any entity shall mean the actual knowledge of the officers, directors, managers, managing members and/or partners of such entity, as applicable, after reasonable inquiry of their direct reports responsible for the applicable subject matters and any relevant books and records.
Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.
Section 8.05Entire Agreement. This Agreement (including any exhibits and schedules thereto) and the other Transaction Documents (including any exhibits and schedules thereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder. Any transferee of any Consideration Shares shall become a party to the Buyer Parent’s Right of First Refusal and Co-Sale Agreement and Buyer Parent’s Voting Agreement. Upon any transfer of the Consideration Shares, the transferee shall, as a condition to such transfer, execute a joinder to this Agreement for purposes of (i) the first sentence of Section 1.04(b), and (ii) Article VII, whereby it agrees to be bound by the terms of such sections as if an original party hereto.
Section 8.07Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 8.08Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES

ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 8.09Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.10Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance, or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.
Section 8.11No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representatives of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 8.11 is intended for the benefit of and shall be enforceable by each of the Non-Party Affiliates. Notwithstanding the foregoing, nothing herein is intended or shall be construed as eliminating or otherwise limiting Buyer and/or Buyer Parent from seeking a court order or other equitable relief including but not limited to specific performance (as set forth in Section 8.10 above) in order to enforce the provisions of this agreement.

[Remainder of page intentionally left blank. Signatures follow.]

The parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.
[***]

By:
Name:
Title:

[***]

By:
Name:
Title:

Prenetics Global Limited

By:
Name:
Title:

Europa Sports Partners, LLC

By:
Name:
Title:

Hubmatrix Partners, LLC

By:
Name:
Title:

The parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

IM8 Global Limited

By:
Name:
Title:

The following is a brief description of the omitted schedules, exhibits, and attachments:
Omitted Disclosure Schedules:
•Section 1.01(b) —Assigned Contracts
•Section 1.01(h) — Assigned Real Property Leases
•Section 1.01(i) — Insurance Benefits
•Section 1.02(b) — Shared Contracts
•Section 2.02(a)(vii) — Required Consents
•Section 3.02 — Conflicts or Consents
•Section 3.05 — Certain Changes, Events, and Conditions
•Section 3.06(b) — Material Customers of the Business
•Section 3.09 — Tangible Personal Property
•Section 3.10(a) — Real Property Leases
•Section 3.10(b) — Exceptions to Real Property Leases
•Section 3.10(j) — Real Property Liens and Indebtedness
•Section 3.11(a) — Intellectual Property Assets
•Section 3.11(b) — Intellectual Property Agreements
•Section 3.12 — Employee Benefit Plans
•Section 3.13(a) — Employees, Independent Contractors and Consultants
•Section 3.14 — Legal Proceedings
•Section 3.21 — Affiliate Transactions
Omitted Exhibits:
•Exhibit B — Form of Bill of Sale, Assignment and Assumption Agreement
•Exhibit C — Form of Intellectual Property Assignment
•Exhibit D-1 — Form of [***] Landlord Consent
•Exhibit D-2 — Form of [***] Landlord Consent
•Exhibit E — Form of Employee Leasing Agreement
•Exhibit F — Form of Referral Agreement.
•Exhibit G — Form of Joinder to Buyer Parent's Right of First Refusal and Co-Sale Agreement
Exhibit H — Form of Adoption Agreement to Buyer Parent's Voting Agreement

EXHIBIT A
DEFINTIONS
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia are required or authorized by Law to be closed.
(a)“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.
(b)“[***] Landlord Consent” shall mean the consent from the landlord pursuant to the [***] Lease, in substantially the form attached hereto as Exhibit D-1.
(c)“[***] Lease” means that certain Lease Agreement, by and between, [***] and Europa Sports Seller, dated [***], as amended.
(d)“[***] Landlord Consent” shall mean the consent from the landlord pursuant to the [***] Lease, in substantially the form attached hereto as Exhibit D-2.
“[***] Lease” means that certain Lease Agreement, by and between Europa Sports Seller and [***], dated [***], as amended.
“Debt” means any indebtedness or debt-like items of a Person, in respect of borrowed money or evidenced by bonds, notes, debentures, revolving credit facilities or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or obligations under capital leases, required to be capitalized under GAAP (excluding the effects of ASC 842) or the unpaid balance of the purchase price of any property or assets (including any earn-out, whether or not contingent), or any outstanding checks, drafts or overdrafts, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), or any off-balance sheet liabilities, unpaid settlement obligations, deferred compensation, retention, severance and similar obligations and all accrued or unpaid commissions, profit sharing and bonuses, payable to current or former employees, directors and/or other service providers (including the employer portion of all Taxes, withholdings and Employee benefit plan contributions in connection with any of the foregoing), liabilities with respect to any unfunded or underfunded Employee Plan, accrued paid time off, or any all customer deposits, deferred income, billings in excess of earnings and other deferred revenue, and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person, and interest expense accrued but unpaid, income Tax obligations, investment banking fees, intercompany debt, and other expenses and any other Liabilities that are not directly related to the continuing operation of the Business, and all penalties, premiums, termination fees or breakage costs due upon or relating to the prepayment of any of such indebtedness, but the term “Debt” does not include Sellers' ordinary course accounts payable of the Business that are not yet overdue.

“Distribution Rights” means the right to provide third-party logistics, fulfillment, warehousing, and distribution services, including inventory management, order fulfillment, shipping, and related logistics services.
“Enforceability Exceptions” shall mean those certain exceptions to enforceability as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) that specific performance may not be available.
“Environmental Laws” shall mean all federal, state, local and foreign Laws in effect as of the Closing Date relating to protection of the environment.
“Exclusive Parcel Shipping Rights” means the exclusive right to arrange and manage the transportation and delivery of Parcels by third party carriers (under broker or freight forwarder authority granted by the Federal Motor Carrier Safety Administration) for IM8’s products (including any related products sold through an Affiliate of IM8) to IM8’s end customers.
“Expansion Criteria” means, with respect to any proposed additional location(s): Buyer Parent has the operational capability to perform the Distribution Rights and Parcel Shipping Rights, as applicable, in such location(s); and (2) Buyer Parent is able to offer rates that are commercially reasonable and not inconsistent with prevailing market rates for Distribution Rights and Parcel Shipping Rights, as applicable, in such location(s), provided, that if Sellers notify Buyer Parent that Buyer Parrent has not satisfied criteria (2), Buyer Parent shall have five (5) business days to submit revised rates to satisfy such criteria.
“First Right of Refusal” means the right, but not the obligation, of Buyer Parent to enter into a contract with Sellers for the Distribution Rights with respect to IM8’s products (including any related products sold through an Affiliate of IM8) for any location outside of the Exclusive Distribution Geographies, on terms no less favorable than those offered to any third party. Prior to accepting any third-party offer for such Distribution Rights, Sellers shall deliver to Buyer Parent written notice of such offer, including a copy of the proposed definitive terms). Buyer Parent shall have [***] days from receipt of such notice to exercise its right by providing written notice of its intent to match the third-party terms. If Buyer Parent does not exercise this right within the [***] day period, Sellers may proceed with the third-party offer for the applicable location; provided that (A) the executed agreement is on terms no more favorable to such third party than those set forth in the notice, and (B) any amendment, renewal, or replacement of such agreement shall again be subject to the First Right of Refusal.
“GAAP” means generally accepted accounting principles in effect in the United States as of the relevant date(s) of application thereof.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.
“Hazardous Substances” shall mean any substance or material that is regulated under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect, or contains asbestos, petroleum or polychlorinated biphenyls.
“IM8 US” means IM8 (US) LLC.

(i)“IM8 Agreement” means that certain Service Agreement, dated October 15, 2025, by and between Seller Parent, on behalf of IM8 US, and Buyer Parent.
(ii)“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisional, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”) and any associated brand guides related thereto; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.
(iii)“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Sellers are a party, beneficiary or otherwise bound.
(iv)“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, including as set forth on Section 3.11(a) of the Disclosure Schedules, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Sellers with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof and accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.
(v)“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.
“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of [***], [***], and [***] after reasonable inquiry.

“Landlord Consents” shall mean the [***] Landlord Consent, and the [***] Landlord Consent.
“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority.
“Legal Proceeding” means any judicial, administrative or arbitral actions, investigations, suits, inquiries, hearings or proceedings (public or private) by or before a Governmental Authority.
“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.
“Loss” means any losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole; or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that for purposes hereof, any facts, events, occurrences, changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including changes in the credit, debt, securities and capital markets) or general economic or political conditions in the country or region in which Sellers or any of their subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which Sellers or any of their subsidiaries principally operate; (iii) changes in applicable Laws or generally accepted accounting principles or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which Sellers and their subsidiaries principally operate; or (iv) conditions caused by acts of “God,” terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including, without limitation, COVID-19) or the worsening thereof, including the effects of any Governmental Authority or other third-party responses thereto; provided, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, occurrence, fact, condition or change has a disproportionate impact on the Business, taken as a whole, relative to other participants in the industries in which the Business operates.
“Parcel(s)” means the merchandise, small packages, or property that IM8 or any of its Affiliates tenders to Buyer Parent to arrange delivery transportation for through a third-party carrier.
“Permit” means any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority relating primarily to the Business.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, provided adequate reserves have been established with respect thereto; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Sellers in the operation of the Business is capable of identifying an individual).
(vi)“Receiving Seller” shall mean any Seller, IM8, or any of their respective Affiliates who receive Consideration Shares in accordance with the terms of this Agreement.
“[***] Agreement” means that certain Warehouse and Fulfillment Agreement, dated [***], by and between Hubmatrix Seller and [***], as amended.
“[***] Contingency” means the satisfaction of the following condition: [***] pays to Buyer Parent an aggregate amount of at least Three Million Dollars ($[***]) in fees during the twelve (12) month period from and after the Closing Date (the “[***] Minimum Payment Threshold”). For the avoidance of doubt, payments made by [***] shall be counted toward the [***] Minimum Payment Threshold only when actually received by Buyer Parent in cash. Notwithstanding the foregoing, if the [***] Agreement is properly terminated by [***] for cause beyond applicable notice and cure periods in accordance with sections 9, 10 and 11 of Exhibit C (Service Level Agreement) of the Amendment #1 dated [***] to the [***] Agreement during the twelve (12) month period from and after the Closing Date, then the [***] Contingency shall be deemed satisfied at such point when the termination is effective (the “[***] Breach Termination”).
“[***] Contingency Failure Date” means, if the [***] Contingency is not satisfied, the first date upon which the [***] Contingency is no longer able to be satisfied, which shall be determined on or after such date by Buyer Parent in its sole discretion. For example, and without limiting the previous sentence, the [***] Contingency Failure Date may be, if the [***] Minimum Payment Threshold is not satisfied during the twelve-month period from and after the Closing Date, the last day of such twelve-month period.
“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat or unclaimed property, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the TSA, the Employee Leasing Agreement, the Distribution Agreement, and the other agreements, instruments and documents to be delivered at Closing.